Exhibit 99.2

                     FIRST AVIATION REPORTS RECORD REVENUES,
                       15% REVENUE GROWTH FOR 2ND QUARTER


WESTPORT, CT, August 3, 2001 - First Aviation Services Inc. (NASDAQ: FAVS), a leading provider of services to aircraft operators worldwide, today announced preliminary net revenues for the second quarter ended July 31, 2002 of approximately $27.6 million, compared to $24.0 million for the second quarter of the prior fiscal year. The preliminary results are a quarterly record and represent approximately 15 percent growth over the second quarter of the prior fiscal year. Revenue growth exceeded management's earlier estimates of 10 percent growth.

Said Jerry Schlesinger, President and Chief Executive Officer of Aerospace Products International (API), "We are especially pleased that all of our growth came from the expansion of our core business. The record revenues for the quarter were achieved in a very competitive and economically challenging environment."

During the quarter, the Company also renewed its credit facility for two years on substantially the same terms and conditions as the expiring facility.

Michael Culver, President and CEO of First Aviation, added that "API is taking market share and is experiencing good growth from its international operations. First Aviation has the financial strength to further enhance growth via acquisition."

First Aviation, located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft.

API, based in Memphis, Tennessee, is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services, overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.

More information about First Aviation and API can be found at http://www.firstaviation.com and, http://www.apiparts.com.


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Forward-Looking Statements

Information included in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In evaluating such statements, as well as the future prospects of the Company, specific consideration should be given to various factors, including the Company's ability to obtain parts from its principal suppliers on a timely basis, market and economic conditions, the effects of fuel costs on the Company's customers, aircraft operators and freight carriers utilized by the Company, the ability to consummate suitable acquisitions, and other items that are beyond the Company's control and may cause actual results to differ from management's expectations.

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Contact:          John A. Marsalisi
                  Vice President & Chief Financial Officer
                  First Aviation Services Inc.
                  (203) 291-3303